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                                                                      EXHIBIT 21

            SIGNIFICANT SUBSIDIARIES OF RELIANT ENERGY, INCORPORATED

     The following subsidiaries are deemed significant subsidiaries pursuant to
Item 601(b) (21) of Regulation S-K(1):

     Reliant Energy Resources Corp., a Delaware corporation and a direct, wholly owned subsidiary of Reliant Energy, Incorporated(2).

     Reliant Resources, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Power Generation, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Power Generation Benelux N.V., a Dutch corporation and an indirect, wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Services, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy California Holdings, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Northeast Holdings, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Reliant Energy, Incorporated.
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(1) Pursuant to Item 601(b) (21) of Regulation S-K, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 2001.

(2) Reliant Energy Resources Corp. also conducts business under the names of its three unincorporated divisions: Reliant Energy Arkla, Reliant Energy Entex and Reliant Energy Minnegasco.